$700 $800 $900 $1,000 $1,100 $1,200 $1,300 -30% -20% -10% 0% 10% 20% 30% Payment at Maturity Index Return The Underlying Index The Notes Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Index: Fidelity Multifactor Yield Index 5% ER (ticker: FIDMFYDN ) Pricing date: March 31, 2021 Valuation date: March 31, 2027 Maturity date: April 5, 2027 CUSIP / ISIN: 17328YVB7 / US17328YVB72 Initial index level: The closing level of the index on the pricing date Final index level : The closing level of the index on the valuation date Index return: (Final index level - initial index level) / initial index level Upside participation rate: At least 100%. The actual upside participation rate will be determined on the pricing date. Payment at Maturity: For each note you hold at maturity, the $1,000 stated principal amount plus the note return amount, which will be either zero or positive Note return amount: • If the final index level is greater than the initial index level: $1,000 × the index return × the upside participation rate • If the final index level is less than or equal to the initial index level: $0 All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per note Pricing Supplement: Preliminary Pricing Supplement dated March 2, 2021 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 6 Year Market - Linked Notes Linked to FIDMFYDN Hypothetical Payment at Maturity B A Hypothetical Index Return Hypothetical Note Return Hypothetical Payment at Maturity B 25.00% 25.00% $1,250.00 20.00% 20.00% $ 1,200.00 15.00% 15.00% $ 1,150.00 10.00% 10.00% $1,100.00 5.00% 5.00% $1,050.00 A 0.00% 0.00% $1,000.00 - 10.00% 0.00% $1,000.00 - 20.00% 0.00% $1,000.00 - 30.00% 0.00% $1,000.00 - 40.00% 0.00% $1,000.00 - 50.00% 0.00% $1,000.00 - 100.00% 0.00% $1,000.00

Selected Risks • You may not receive any return on your investment in the notes. You will receive a positive return on your investment in the notes only if the index appreciates from the initial index level to the final index level. If the final index level of the index is less than the initial index level, you will receive only the stated principal amount for each note you hold at maturity. • The notes do not pay interest. • Your payment at maturity depends on the closing level of the index on a single day. • The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes. • The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • Sale of the notes prior to maturity may result in a loss of principal. • The estimated val ue of the notes on the pricing date will be less than the issue price. For more information about the estimated value of the notes, see the accompanying preliminary pricing supplement. • The value of the notes prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The Index may not be successful and may underperform alternative investment strategies. • The Index is likely to significantly underperform equities in rising equity markets because it is likely to be composed primarily of the Treasury Index and hypothetical uninvested cash. • The Equity Index has a different make - up than the broader equity market and may therefore underperform the broader equity market. • The Factor Indices will not necessarily be composed of the top - scoring stocks in terms of their respective investment factors. • The Factor Indices may offset each other in the Equity Index. • The Index is likely to have significant exposure at all times to the Treasury Index, which has limited return potential and significant downside potential, particularly in times of rising interest rates. • The Index may have significant exposure to hypothetical uninvested cash, on which no interest or other return will accrue. • The excess return deduction and index fee will be a significant drag on Index performance. • The Index may fail to maintain its volatility target and may experience large declines as a result. • The Index may perform poorly in temporary equity market crashes. • The Index will be calculated pursuant to a set of fixed rules and will not be actively managed. If the Index performs poorly, the Index Sponsor will not change the rules in an attempt to improve performance. • The Index has limited actual performance information. The above summary of selected risks does not describe all of the risks associated with an investment in the notes. You should read the preliminary pricing supplement and index supplement for a more complete description of risks relating to the notes. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Key Features of the Index • Created by Fidelity Product Services LLC and launched on December 11, 2019. • Tracks the performance of a hypothetical investment portfolio (less an index fee of 0.50% per annum) , where the allocations within that portfolio are adjusted as often as daily among the following three hypothetical investment allocations: • Equity Allocation: Fidelity U.S. Equity Income Factor Index TR (“ Equity Index ”) less a daily excess return deduction equal to the federal funds effective rate. The Equity Index is composed of the following six Fidelity “Factor Indices”: • Fixed Income Allocation: Hypothetical allocation between 10Y US Treasury Futures Market Tracker Index (“ Treasury Index ”) and uninvested cash. Treasury Index tracks the performance of a hypothetical investment, rolled quarterly, in a near - maturity U.S. Treasury note futures contract referencing U.S. Treasury notes with a remaining term to maturity of between 6.5 years and 10 years. Fixed Income Allocation may allocate as much as 100% of its exposure to the Treasury Index, or as little as 50%, and the rest to hypothetical uninvested cash. Allocation between Treasury Index and hypothetical uninvested cash is based on a measure of the trend in the level of the Treasury Index over the previous four months. • Uninvested Allocation: The Index may allocate a portion of its exposure to hypothetical uninvested cash in attempt to maintain target volatility of 5%. • Equity Allocation and Fixed Income Allocation together make up the “ Base Allocation ”. Base Allocation and Uninvested Allocation at any time together make up the hypothetical investment portfolio tracked by the Index at that time (“Selected Portfolio ”) . Index allocates exposure between Base Allocation and Uninvested Allocation in attempt to maintain target volatility of 5%. Selected Portfolio may have up to 150% exposure to Base Allocation. • Within Base Allocation, Index allocates weight between Equity Allocation and Fixed Income Allocation in inverse proportion to their respective realized volatilities. In other words, the Index will allocate greater weight to the allocation with lower realized volatility, and vice versa. Fixed Income Allocation is likely to make up significantly more of Base Allocation than Equity Allocation. • Performance of the Treasury Index is expected to be reduced by an implicit financing cost. In addition, a rate equal to the federal funds effective rate will be deducted from the daily performance of the Equity Index. • Index fee of 0.50% per annum is deducted daily from Index performance. Factor Index Weight Within Equity Index Fidelity High Dividend Index 45% Fidelity U.S. Momentum Factor Index 15% Fidelity U.S. Value Factor Index 10% Fidelity U.S. Quality Factor Index 10% Fidelity U.S. Low Volatility Factor Index 10% Fidelity Small - Mid Multifactor Index 10%

Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, index supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, index supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 224495 and 333 - 224495 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the notes. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.